EXHIBIT 99.2

90-92 Main Street, P.O. Box 58
Wellsboro, PA   16901
Phone: (570) 724-3411     Fax: (570) 723-8097
E-Mail: cnemail@cnbankpa.com     Web Page: http://www.cnbankpa.com
Stock Symbol: CZNC
Chartered 1864

                            FEDERAL DEPOSIT INSURANCE CORP

March 31, 2011                                                                QUARTERLY REPORT

Dear Shareholder:

I am pleased to report net income of $5.5 million for the first quarter of 2011 which is a $1.1 million increase over the first quarter of 2010, or 24.85%.  Return on average assets was 1.69% and return on average equity was 15.67% for the quarter.  The basic drivers for the earnings improvement were an increase of $1.2 million in net interest income after provision for loan losses and a $1.8 million increase in net gains on available-for-sale securities.  These increases more than offset the reduction of $1.0 million of other income and a modest increase of $.3 million of noninterest expenses.

Our strong earnings over the last six quarters have positively impacted the market price of our stock.  The stock price closed the quarter at $16.81 per share which represents an increase of 33.94% over the first quarter of 2010.

Total assets are relatively unchanged from year-end and down $31.0 million year over year as a result of a planned deleveraging of the balance sheet in the amount of $63.0 million due to low investment yields.  Non-performing assets to total assets rose slightly to .88% but by industry standards is very good.  Our capital ratios remain strong and are well in excess of regulatory requirements.

We are encouraged by our strong first quarter results, particularly in light of the weak national economy and the continued uncertainty relative to the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  Management continues to analyze the provisions of the legislation that pertain to C&N and is developing strategies that will attempt to minimize its negative impact on our bottom line.

We solicit your continued support as the Board of Directors, management and employees strive to enhance shareholder value.

Charles H. Updegraff, Jr.
Chairman, President, & CEO

CITIZENS & NORTHERN CORPORATION
BOARD OF DIRECTORS

Charles H. Updegraff, Jr. - Chairman
Dennis F. Beardslee	Raymond R. Mattie
Jan E. Fisher	Edward H. Owlett, III
R. Bruce Haner	Leonard Simpson
Susan E. Hartley	James E. Towner
Leo F. Lambert	Ann M. Tyler
Edward L. Learn

DIRECTORS EMERITI
R. Robert DeCamp	Karl W. Kroeck

CITIZENS & NORTHERN BANK
1-877-838-2517
OFFICES
428 S. Main Street, ATHENS, PA 18810
3 Main Street, CANISTEO, NY 14823
10 N Main Street, COUDERSPORT, PA 16915
111 Main Street, DUSHORE, PA 18614
563 Main Street, EAST SMITHFIELD, PA 18817
104 Main Street, ELKLAND, PA  16920
135 East Fourth Street, EMPORIUM, PA 15834
6250 County Route 64, HORNELL, NY 14843
230-232 Railroad Street, JERSEY SHORE, PA 17740
102 E. Main Street, KNOXVILLE, PA 16928
514 Main Street, LAPORTE, PA 18626
4534 Williamson Trail LIBERTY, PA 16930
1085 S. Main Street, MANSFIELD, PA 16933
612 James Monroe Avenue, MONROETON, PA 18832
3461 Rte.405 Highway, MUNCY, PA 17756
100 Maple Street, PORT ALLEGANY, PA 16743
24 Thompson Street, RALSTON, PA 17763
1827 Elmira Street, SAYRE, PA 18840
2 E. Mountain Ave., SO. WILLIAMSPORT, PA  17702
41 Main Street, TIOGA, PA 16946
428 Main Street, TOWANDA, PA18848
Court House Square, TROY, PA 16947
90-92 Main Street, WELLSBORO, PA 16901
130 Court Street, WILLIAMSPORT, PA 17701
1510 Dewey Ave., WILLIAMSPORT, PA 17702
Route 6, WYSOX, PA 18854

  TRUST & FINANCIAL MANAGEMENT GROUP
3 Main Street, Canisteo, NY 14823	607-698-4295
10 N Main Street, Coudersport, PA 16915	800-921-9150
1827 Elmira Street, Sayre, PA 18840	888-760-8192
428 Main Street, Towanda, PA 18848	888-987-8784
90-92 Main Street, Wellsboro, PA 16901	888-487-8784
130 Court Street, Williamsport, PA 17701	866-732-7213

ACCOUNT SERVICES - 90-92 Main St., Wellsboro, PA 16901
BANKCARD SERVICES - 90-92 Main St., Wellsboro PA 16901	800-577-8001
ELECTRONIC BANKING – 10 Nichols St., Wellsboro, PA 16901	877-838-2517
www.cnbankpa.com

C&N FINANCIAL SERVICES CORPORATION – 90-92 Main Street, Wellsboro, PA	866-ASK-CNFS
www.cnfinancialservices.com

CONDENSED, CONSOLIDATED EARNINGS INFORMATION
(In Thousands, Except Per Share Data) (Unaudited)

	1ST	4TH	1ST
	QUARTER	QUARTER	QUARTER
	2011	2010	2010
	(Current)	(Prior Qtr)	(Prior Yr)
Interest and Dividend Income	$15,298	$15,500	$15,733
Interest Expense	4,016	4,310	5,260
Net Interest Income	11,282	11,190	10,473
(Credit) Provision for Loan Losses	(192)	719	207
Net Interest Income After (Credit) Provision for Loan Losses	11,474	10,471	10,266
Other Income	2,555	3,480	3,548
Net Gains on Available-for-sale Securities	1,839	64	58
Noninterest Expenses	8,263	7,720	7,997
Income Before Income Tax Provision	7,605	6,295	5,875
Income Tax Provision	2,064	1,411	1,437
Net Income	5,541	4,884	4,438
U.S. Treasury Preferred Dividends	-	-	373

Net Income Available to Common Shareholders	$5,541	$4,884	$4,065

PER COMMON SHARE DATA:
Net Income – Basic	$0.46	$0.40	$0.34
Net Income – Diluted	$0.45	$0.40	$0.34
Dividend Per Share	$0.13	$0.12	$0.08
Number Shares Used in Computation – Basic	12,174,935	12,148,541	12,113,584
Number Shares Used in Computation – Diluted	12,178,099	12,148,772	12,113,584

CONDENSED, CONSOLIDATED BALANCE SHEET DATA
(In Thousands, Except Per Share Data) (Unaudited)
	MARCH 31,	DEC. 31,	MARCH 31,
	2011	2010	2010
ASSETS
Cash & Due from Banks	$59,278	$46,301	$77,174
Available-for-sale Securities	452,974	443,956	436,297
Loans Held for Sale	135	5,247	546
Loans, Net	710,113	721,304	711,450
Intangible Assets	12,239	12,268	12,400
Other Assets	81,470	87,512	109,444
TOTAL ASSETS	$1,316,209	$1,316,588	$1,347,311

LIABILITIES
Deposits	$1,010,001	$1,004,348	$952,471
Repo Sweep Accounts	16,068	18,413	31,444
Total Deposits and Repo Sweeps	1,026,069	1,022,761	983,915
Borrowed Funds	138,340	148,495	201,031
Other Liabilities	5,747	6,388	6,881
TOTAL LIABILITIES	1,170,156	1,177,644	1,191,827

SHAREHOLDERS' EQUITY
Preferred Stock	-	-	25,791
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income (Loss)	144,895	140,545	130,661
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on
Available-for-sale Securities	1,478	(1,351)	(718)
Defined Benefit Plans	(320)	(250)	(250)
TOTAL SHAREHOLDERS' EQUITY	146,053	138,944	155,484
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,316,209	$1,316,588	$1,347,311

CONDENSED, CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Data) (Unaudited)

	3 MONTHS ENDED		%
	MARCH 31,		INCREASE
	2011	2010	(DECREASE)
EARNINGS PERFORMANCE
Net Income	$5,541	$4,438	24.85%
Return on Average Assets	1.69%	1.34%	26.12%
Return on Average Equity	15.67%	11.50%	36.26%

BALANCE SHEET HIGHLIGHTS
Total Assets	$1,316,209	$1,347,311	-2.31%
Available-for-Sale Securities	452,974	436,297	3.82%
Loans (Net)	710,113	711,450	-0.19%
Allowance for Loan Losses	8,846	8,417	5.10%
Deposits and Repo Sweep Accounts	1,026,069	983,915	4.28%

Trust Assets Under Management	635,497	598,793	6.13%

SHAREHOLDERS' VALUE
(PER COMMON SHARE)
Net Income - Basic	$0.46	$0.34	35.29%
Net Income - Diluted	$0.45	$0.34	32.35%
Dividends	$0.13	$0.08	62.50%
Common Book Value	$11.99	$10.70	12.06%
Tangible Common Book Value	$10.99	$9.68	13.53%
Market Value (Last Trade)	$16.81	$12.55	33.94%
Market Value / Common Book Value	140.20%	117.29%	19.53%
Market Value / Tangible Common Book Value	152.96%	129.65%	17.98%
Price Earnings Multiple	9.34	9.23	1.19%
Dividend Yield	3.09%	2.55%	21.18%

SAFETY AND SOUNDNESS
Tangible Common Equity / Tangible Assets	10.26%	8.79%	16.72%
Nonperforming Assets / Total Assets	0.88%	0.72%	21.54%
Allowance for Loan Losses / Total Loans	1.23%	1.17%	5.13%
Total Risk Based Capital Ratio (a)	18.44%	18.36%	0.44%
Tier 1 Risk Based Capital Ratio (a)	17.13%	17.16%	-0.19%
Leverage Ratio (a)	9.73%	9.88%	-1.51%

AVERAGE BALANCES
Average Assets	$1,312,560	$1,326,393	-1.04%
Average Equity	141,415	154,374	-8.39%

NM - Not meaningful.

(a) Capital ratios are estimated.